SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K



                                 CURRENT REPORT



                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported)
                          July 8, 1998 (June 30, 1998)


                          SECURE COMPUTING CORPORATION
           -----------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                                    DELAWARE
           -----------------------------------------------------------
                 (State or other jurisdiction of incorporation)


            0-27074                                       52-1637226
-----------------------------                 ----------------------------------
    (Commission File Number)                  (IRS Employer Identification No.)



            One Almaden Blvd., Suite 400, San Jose, California 95113
            --------------------------------------------------------
           (Address of principal executive offices)          (Zip Code)

        Registrant's telephone number, including area code (408) 918-6100

Item 5.     OTHER EVENTS.

            On June 30, 1998, Secure Computing Corporation (the "Company") received a $16 million equity investment from two investors led by an affiliate of Credit Suisse First Boston and an affiliate of Castle Creek Partners, a Chicago-based private investment partnership. A copy of the press release dated July 1, 1998 announcing the investment is attached to this Current Report as
Exhibit 99.1 and is incorporated herein.

            In the investment, the Company sold 16,000 shares of newly issued Series C Convertible Preferred Stock ("Series C Preferred") for an aggregate of $16 million. The Company also issued warrants to acquire 174,464 shares of Common Stock (the "Warrants"). The offer and sale of these securities were completed pursuant to the exemption provided by Regulation D under the Securities Act of 1933.

            The Series C Preferred is convertible at the election of the holder into shares of Common Stock beginning six months after issuance, and at any time prior to six months upon the occurrence of certain events, including a merger and similar transactions which would result in a change of control of the Company. The Series C Preferred is also subject to redemption: (i) at the request of the holders at a specified redemption premium upon the occurrence of certain events, including a breach by the Company of certain covenants, representations and warranties made to the investors and certain specified business combinations involving the Company or its subsidiaries or (ii) at the request of the Company at a specified redemption premium if, during any period of twenty (20) consecutive trading days, the average closing bid price for the Common Stock is less than $5.00.

            Each share of Series C Preferred, which has a face value of $1,000, is convertible into the number of shares of Common Stock which may be purchased for such face value at a per share price equal to the lower of (i) the average of the closing bid prices for the Common Stock for the five trading days immediately prior to the date of conversion, (ii) the average of the closing bid prices for the Common Stock for the fifteen trading days immediately prior to the date of the conversion and (iii) 103% of the average of the closing bid prices for the Common Stock for the 15 trading days occurring immediately prior to the 180th day following the initial issuance date of the Series C Preferred. The conversion price of the Series C Preferred is subject to modification and adjustment upon the occurrence of specified events.

            The Warrants may be exercised until the earlier to occur of: (i) June 29, 2001 and (ii) the date on which the closing of a consolidation, merger or other business combination with or into another entity pursuant to which the Company is not the surviving Company. The exercise price for the Common Stock related to the Warrant is 130% of the average of the closing bid prices for the Common Stock on the 15 trading days occurring immediately prior to June 30, 1998.

            The Series C Preferred is senior to the Company's Series A and Series B Convertible Preferred Stock in respect of the right to receive dividend payments and liquidation preferences.

            The Company is obligated to file with the Securities and Exchange Commission a "shelf" registration statement covering the resale of all shares of Common Stock issuable upon conversion of the Series C Preferred and upon exercise of the Warrants.

            The foregoing description is only a summary and is qualified in its entirety by reference to the Securities Purchase Agreement dated as of June 30, 1998 between the Company and the purchasers listed therein, the Registration Rights Agreement dated as of June 30, 1998 between the Company and the purchasers listed therein, the Warrants issued by the Company to the purchasers and the Certificate of Designation of Series C Convertible Preferred Stock attached to this Current Report as Exhibits 10.1, 10.2, 10.3, and 3.1 respectively.

            The proceeds from the equity investment will be used for working capital purposes.

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Item 7.     EXHIBITS.

     Exhibit No.    Description
     ---------      -----------

         3.1        Certificate of Designation of Series C Preferred Stock

        10.1 Securities Purchase Agreement dated as of June 30, 1998 between the Company and the purchasers listed therein

        10.2 Registration Rights Agreement dated as of June 30, 1998 between the Company and the purchasers listed therein

        10.3 Form of Warrant to purchase shares of Common Stock, dated as of June 30, 1998, issued by the Company to the purchasers

        99.1        Press Release dated July 1, 1998

                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Jose, State of California, on July 9, 1998.

                                        SECURE COMPUTING CORPORATION



                                        By:   /s/ TIMOTHY MCGURRAN
                                              ----------------------------------
                                              Timothy McGurran,
                                              Senior Vice President and
                                              Chief Financial Officer